SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 26, 2007

Yadkin Valley Financial Corporation

North Carolina	20-4495993
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 3 pages

Item 7.01 Regulation FD Disclosure
Yadkin Valley Financial Corporation held a webcast on October 24, 2007 at 4:00pm EDT to discuss the third quarter 2007 earnings announcement that was released on October 24, 2007 at 9:29am EDT.
During the webcast on October 24, management of Yadkin Valley Financial Corporation was asked to comment about the impact on its net interest margin if the Federal Reserve cut the target fed funds rate again. Management had recently measured the September rate decrease on its net interest margin, and that study indicated a decline of 10 to 15 basis points. In response to the question, management indicated that an additional 50 basis points would reduce net margin by another 10 to 15 basis points in the short run during the first full quarter following a Fed rate decrease, assuming a parallel shift in the yield curve, and relatively constant demand for loans and deposits.
Yadkin Valley Financial Corporation, (“the Company”) Elkin, NC (NASDAQ: YAVY), is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in twenty-four branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties and operates a loan production office in Wilmington, NC. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By:	\s\Edwin E. Laws
Edwin E. Laws Vice President and Chief Financial Officer

Date:	October 26, 2007